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              SECURITIES AND EXCHANGE COMMISSION


                     Washington, DC 20549


                           FORM 8-K
                        CURRENT REPORT


            Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)      July 19, 1995
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                                                      (June 27, 1995)
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             PUBLIC SERVICE COMPANY OF NEW MEXICO
    (Exact Name of Registrant as Specified in its Charter)



                                  Commission
          New Mexico              File Number 1-6986       85-0019030
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 (State or Other Jurisdiction                           (I.R.S. Employer
      of Incorporation)                               Identification Number)



     Alvarado Square, Albuquerque, New Mexico              87158
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     (Address of Principal Executive Offices)           (Zip Code)



                        (505) 241-2700
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     (Registrant's Telephone Number, Including Area Code)




 (Former Name or Former Address if Changed, Since Last Report)



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ITEM 5. Other Events

Gas Assets Sale

As previously reported, in February 1994, an agreement was executed with Williams Gas Processing--Blanco, Inc. ("Williams") for the sale of substantially all of the assets of Sunterra Gas Gathering Company and Sunterra Gas Processing Company, wholly-owned subsidiaries of the Company, and for the sale of Northwest and Southeast gas gathering and processing facilities of the Company. The agreement provided for a cash selling price of $155 million, subject to certain adjustments. (See PART II, ITEM 7.-- "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--OTHER ISSUES FACING THE COMPANY--SALE OF GAS GATHERING AND PROCESSING ASSETS" in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 (the "1994 Form 10-K") and PART I, ITEM 2.-- "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--OTHER ISSUES FACING THE COMPANY--Gas Assets Sale" in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.)

On June 27, 1995, the Company received a final order from the New Mexico Public Utility Commission ("NMPUC"), approving the sale. Under the terms of the stipulated agreement reached in the NMPUC proceeding and adopted by the order issued by the NMPUC, the Company's gas customers will receive approximately $35 million from the sale in the form of a reduction in their bills over the next six years. After six years, the amount of the gain will be recalculated to reflect expenses associated with the transaction, which are "actually, appropriately and legitimately made" and "prudently incurred". Any resulting differences may be refunded or billed to customers over a one year period.

On June 30, 1995, the closing of the sale was consummated. The Company and its subsidiaries received cash proceeds of $154.1 million from Williams. An after-tax gain of approximately $13.1 million, or $.31 per share, was recorded in the second quarter of 1995.

Sale of Sangre de Cristo Water Company ("SDCW")

As previously reported, in February 1994, the Company and the City of Santa Fe (the "City") entered into a purchase and sale agreement for the Company's water division. (See PART II, ITEM 7.--"MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--OTHER ISSUES FACING THE COMPANY--SALE OF SDCW" in the Company's 1994 Form 10-K, PART I, ITEM 2 in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1995 and ITEM 5.--"Other Event--Sale of Sangre de Cristo Water Company ("SDCW")" in the Company's Current Report on Form 8-K dated June 2, 1995.)

On July 3, 1995, the closing of the sale was consummated. As a result, the Company received $51.2 million (exclusive of current assets netted against current liabilities) from the sale of assets and will record an after-tax gain of approximately $6.3 million, or $.15 per share in the third quarter earnings. As a part of the sales agreement, the Company will continue to operate the water utility for up to four years for a fee under a contract with the City.

Application of A Portion of Asset Sales Proceeds

As of July 13, 1995, the Company paid off short-term borrowings incurred for the retirement of Palo Verde Lease Obligation Bonds in March 1995 and has committed to retire three of the Company's outstanding series of cumulative preferred stock.
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On July 6, 1995, the Company gave notice of its election to redeem all of the
Company's 8.48% Series, 8.80% Series and 8.75% Series of cumulative preferred stock (the "Preferred Stock") outstanding as of July 6, 1995, and the Company deposited the redemption price of approximately $64 million (including accrued dividends) with a redemption agent. As a result, the stock transfer books with respect to the Preferred Stock were closed as of the July 6 record date. The regular quarterly dividend will be paid on July 15, 1995 and accrued dividends will be paid through August 7, 1995, the redemption date.

Ojo Line Extension ("OLE") Transmission Project

As previously reported, OLE, a proposed 345 Kv transmission line, has faced considerable opposition by persons concerned primarily about the environmental impacts of the project. OLE was designed to provide a needed improvement to the Company's northern New Mexico transmission system and to allow greater delivery of power into the Company's two largest service territories, the greater Albuquerque area and the Santa Fe/Las Vegas area. (See PART II, ITEM 7.--"MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--OTHER ISSUES FACING THE COMPANY-- TRANSMISSION ISSUES--OLE Transmission Project" in the Company's 1994 Form 10-K.)

On July 5, 1995, the NMPUC hearing examiner issued a recommended decision, recommending disapproval of the OLE transmission project. The due date for the Company's response to the hearing examiner's recommendation is August 7, 1995. The Company intends to file objections. The Company strongly believes that OLE is still the least cost technical solution for the New Mexico bulk power systems' need that was not contested by the intervenors in the case. The Company has spent approximately $16 million on the project to date. The Company is currently evaluating the issues relating to the OLE project to determine appropriate accounting treatment for the project costs. The Company is not able to predict the outcome of the NMPUC's final decision.
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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        Public Service Company of New Mexico
                                 (Registrant)



Date:  July 19, 1995               /s/ Donna M. Burnett
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                             Donna M. Burnett
                             Corporate Controller and
                             Chief Accounting Officer